IRIDIAN ASSET MANAGEMENT LLC
                               276 Post Road West
                             Westport, CT 06880-4704




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                                 CODE OF ETHICS

                                       and

                                 CODE OF CONDUCT


                        Effective as of January 15, 1997

                              Adopted July 1, 1996
                           Revised September 18, 1996
                            Revised January 15, 1997

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CODE OF ETHICS AND CONDUCT              -1-

                               GENERAL BACKGROUND

     Iridian Asset Management LLC is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Act"). As such, it and its employees are subject to the Act and the rules and regulations promulgated thereunder. In compliance with the Act, Iridian has adopted certain policies which are embodied in its Code of Ethics and Code of Conduct.

     All Iridian Personnel must adhere to the general principles as well as comply with the specific provisions of the Code of Ethics and Code of Conduct. Technical compliance with the Code of Ethics and Code of Conduct and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual's fiduciary duties to Clients.

     FAILURE BY ANY IRIDIAN PERSONNEL TO ADHERE TO THE CODE OF ETHICS AND CODE OF CONDUCT COULD RESULT IN SEVERE CONSEQUENCES FOR BOTH IRIDIAN AND IRIDIAN PERSONNEL.

     All Iridian Personnel are required to read these Codes carefully. Iridian Personnel will be asked to sign an affidavit acknowledging compliance with these Codes, and to make certain disclosures and to provide certain information to the Adviser on a periodic basis. If Iridian Personnel have any questions about these Codes and the policies and procedures contained herein, please see the Chief Compliance Officer.

                                   DEFINITIONS

The following definitions are used in the Code of Ethics and Code of Conduct.

"Act" means the Investment Advisers Act of 1940.

"Adviser" means Iridian Asset Management LLC.

"Beneficial Ownership" means (i) the sole or shared power, directly or indirectly, to vote or dispose of the subject Securities or (ii) the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities. "Beneficial Ownership" includes, but is not limited to, ownership of Securities held by members of the immediate family sharing the same household and other interests identified in Rule 16al(a)(2) promulgated under the Securities Exchange Act of 1934. For these purposes, "immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships.

"Client" means any current client of the Adviser.

"Chief Compliance Officer" shall be the person designated on Schedule A.

"Code" or "Codes" shall refer to the Code of Ethics and Code of Conduct of the Adviser.


CODE OF ETHICS AND CONDUCT              -2-
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"Excluded Securities" include the following securities: (i) securities issued by the United States government, (ii) short term debt securities which are government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, (iii) bankers' acceptances, (iv) bank certificates of deposit, and (v) commercial paper.

"Iridian Personnel" means all employees, whether full-time or part-time, of the Adviser. Any provisions of this Code that apply directly to Iridian Personnel apply equally to accounts in the names of other persons in which Iridian Personnel have Beneficial Ownership.

"Investment Personnel" means (i) Portfolio Managers and (ii) other Iridian Personnel (including securities analysts and traders), who provide information and advice to Portfolio Managers regarding Client investment decisions. A list of Investment Personnel is attached as Schedule A. Any provisions of this Code that apply directly to Personal Securities Transactions by Investment Personnel apply equally to transactions in accounts in the names of other persons in which the Investment Personnel have Beneficial Ownership.

"Management Committee" shall be comprised of those persons designated on Schedule A.

"Personal Securities Transaction(s)" means transactions in Securities for the account(s) in the names of Iridian Personnel, or for accounts in which Iridian Personnel have Beneficial Ownership.

"Portfolio Managers" means those Iridian Personnel entrusted with the direct responsibility and authority to make investment decisions affecting any Client. A list of Portfolio Managers is attached as Schedule A. Any provisions of this Code that apply directly to Personal Securities Transactions by a Portfolio Manager apply equally to transactions in accounts in the names of other persons in which the Portfolio Manager has Beneficial Ownership.

"Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

"Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing. The term "Security" shall not include "Excluded Securities."

                                 CODE OF ETHICS

I.   STATEMENT OF PRINCIPLES

     The Adviser has adopted this Code of Ethics and the accompanying procedures and forms to govern personal securities investment activities by all Iridian Personnel. Although this


CODE OF ETHICS AND CONDUCT              -3-

Code contains a number of specific standards and policies, there are three key principles embodied throughout the Code.

     o    The Interests Of Clients Must Always Be Paramount.

     Iridian Personnel have a legal, fiduciary duty to place the interests of the Clients first. Although in many instances Iridian Personnel may own securities and engage in Personal Securities Transactions in securities in which Clients also may have an ownership interest, Iridian Personnel, in any decision relating to their personal investments, must scrupulously avoid serving their own interests ahead of those of any Client.

     o Iridian Personnel May Not Take Inappropriate Advantage Of Their Relationship To Our Clients.

     Iridian Personnel should avoid any situation (unusual investment opportunities, perquisites, accepting gifts of more than token value from persons seeking to do business with the Adviser or its Clients, etc.) that might compromise, or call into question, the exercise of their fully independent judgment in the interests of Clients.

     o All Personal Securities Transactions Should Avoid Any Actual, Potential Or Apparent Conflicts Of Interest.

     Although all personal securities transactions by Iridian Personnel must be conducted in a manner consistent with this Code, the Code itself is based upon the premise that Iridian Personnel owe a fiduciary duty to Clients, and should avoid any activity that creates an actual, potential or apparent conflict of interest. Before entering into a personal securities transaction, Iridian Personnel should ask themselves what effect it would have on their reputation - and Iridian's - if the transaction were described on the front page of The New York Times or The Wall Street Journal.

II.  PROHIBITED PURCHASES AND SALES OF SECURITIES

     A.   In a Personal Securities Transaction, Portfolio Managers may not:

          1. Purchase or Sell a Security within seven calendar days before and after the execution of a trade in the same Security. If the Adviser is engaged in a trading program extending over several trading days, the prohibition on trading by Portfolio Managers begins seven trading days prior to the first Client transaction in that program, and ends seven trading days after the last transaction in that program.

     B. In a Personal Securities Transaction, Portfolio Managers and Investment Personnel may not:

          1.   Acquire any Security in an initial public offering.


CODE OF ETHICS AND CONDUCT              -4-

          2. Profit in a Personal Securities Transaction from the purchase and sale, or sale and purchase of the same or equivalent Securities within 60 calendar days (a "Short-Term Trade"). This restriction does not apply to:

               (a)  A Short-Term Trade involving Excluded Securities;

               (b) A Short-Term Trade for which express prior written approval has been received from the Chief Compliance Officer of the Adviser;

               (c) A Short-Term Trade that is non-volitional on the part of Iridian Personnel; or

               (d) A Short-Term Trade resulting from an automatic dividend reinvestment plan.

          3. Serve on the board of directors of a publicly traded company without prior authorization from the Advisor based upon a determination that such service would be consistent with the interests of the Clients. Investment personnel that serve on such boards of directors are not permitted to participate in any investment decisions made by the Advisor involving securities of a company on whose board they serve. See VI.A.

          4. Acquire any Security in a private offering without the prior written consent of the Chief Compliance Officer. Furthermore, should written consent be given, Investment Personnel are required to disclose such investment when participating in the Adviser's subsequent consideration of an investment in such issuer. In such circumstances, the Adviser's decision to purchase securities of the issuer should be subject to an independent review by Investment Personnel with no personnel interest in the issuer.

     C. Portfolio Managers, Investment Personnel and Iridian Personnel may not:

          1. Execute a Personal Securities Transaction on a day during which the Adviser has a pending "buy" or "sell" order in that Security, until the Adviser's order is executed or withdrawn;

          2. In any calendar year, receive a gift or anything else (for example, air fare, hotel accommodations, etc.) with a value of more than $100 from any single person or entity that does business with or on behalf of the Adviser (see VI.B.) or

          3. Execute a Personal Securities Transaction without the prior written authorization of the Chief Compliance Officer of the Adviser.


CODE OF ETHICS AND CONDUCT              -5-

III. EXEMPTED TRANSACTIONS

     A. The provisions described above under Section II. A., B. and C. captioned "Prohibited Purchases and Sales of Securities" do not apply to:

          1.   Purchases or Sales of Excluded Securities;

          2. Purchases or Sales of options contracts on a broad-based market index;

          3. Purchases or Sales of Securities which are not eligible for Purchase or Sale by the Adviser or not ordinarily Purchased or Sold by the Adviser on behalf of its Clients, e.g., securities of any investment company registered under the Investment Company Act of 1940, Purchases or Sales of any Securities of an issuer with a market capitalization (outstanding shares multiplied by the current price per share) less than $500 million;

          4. Purchases or Sales of any Securities in any transaction, or series of transactions, involving 2000 shares or less in the aggregate of an issuer with a market capitalization (outstanding shares multiplied by the current price per share) greater than $500 million if the Iridian Personnel had no prior knowledge of transactions in such security by the Adviser, provided, however, that preclearance is still required for these transactions;

          5. Purchases or Sales of Securities effected in any account over which Iridian Personnel has no direct or indirect influence or control, or in any account of the Iridian Personnel which is managed on a discretionary basis by a person other than such Iridian Personnel and with respect to which such Iridian Personnel does not in fact influence or control such transactions;

          6. Purchases or Sales of Securities which are non-volitional on the part of Iridian Personnel (e.g., the receipt of stock dividends);

          7. Purchases of Securities made as part of automatic dividend reinvestment plans;

          8. Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired; and

          9. All other transactions contemplated by Iridian Personnel which receive the prior approval of the Chief Compliance Officer in accordance with the Adviser's preclearance procedures.


CODE OF ETHICS AND CONDUCT              -6-
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IV.  PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

     All Iridian Personnel wishing to engage in Personal Securities Transactions which are not Exempted Transactions must obtain prior verbal authorization of any such Personal Securities Transaction from the Chief Compliance Officer or any Trader, or such other person or persons that the Chief Compliance Officer may from time to time designate to make such authorizations. Personal Securities Transactions which are not Exempted Transactions proposed to be engaged in by the Chief Compliance Officer shall require prior verbal authorization of a Trader or a member of the Management Committee.

     If there are any questions about whether any Iridian Personnel may engage in Personal Securities Transactions, such questions shall be resolved by the Chief Compliance Officer. Any doubts shall be resolved in favor of refraining from trading.

     Any such verbal authorization of Personal Securities Transactions which are not Exempted Transactions shall promptly be memorialized in writing and submitted to the Chief Compliance Officer.

     Any authorization so provided is effective until the close of business on the third trading day after the authorization is granted. If an order for the Personal Securities Transactions which are not Exempted Transactions is not placed within that time period, a new authorization must be obtained. If the order for the transaction is placed but not executed within that time period, no new authorization is required unless the person placing the original order amends the order in any manner.

V.   TRANSACTION AND ACCOUNT POSITION REPORTING REQUIREMENTS

     A. Disclosure of Personal Brokerage Accounts. At the commencement of employment, all Iridian Personnel are required to submit to the Chief Compliance Officer the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership. Each of these accounts is required to furnish duplicate confirmations and statements to the Adviser. The Chief Compliance Officer shall review, or cause to be reviewed, each confirmation from such accounts of Iridian Personnel.

     B. Annual Reporting Requirements. All Iridian Personnel are required to disclose all personal Securities holdings upon commencement of employment, and thereafter on a periodic basis. At the commencement of employment and, thereafter, at the beginning of the first quarter of each fiscal year, all Iridian Personnel are required to certify that they have read and understand the Codes and that they have complied with its requirements throughout the prior fiscal year.


CODE OF ETHICS AND CONDUCT              -7-

     C. Quarterly Reporting Requirements. All Iridian Personnel shall report to the Adviser the following information with respect to transactions in any Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security:

          1. The date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

          2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          3.   The price at which the transaction was effected; and

          4. The name of the broker, dealer or bank with or through whom the transaction was effected.

     Such reports shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected.

     For Iridian Personnel, such reports will be deemed to be made if the executing broker provides to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all Personal Securities Transactions and copies of periodic statements for all securities accounts.

     Not later than 10 days after the end of each calendar quarter, all Iridian Personnel are required to certify, in writing, that they have reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics. In addition, all Iridian Personnel are required to certify, in writing, that they have reported all Outside Interest and Outside Activities required to be disclosed or reported pursuant to the requirements of the Code.

     Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

     Iridian Personnel need not make such a report with respect to transactions effected for any account in which they may have Beneficial Ownership, but over which they do not have any direct or indirect influence or control (for example, a blind trust).

VI.  OUTSIDE INTERESTS AND OUTSIDE ACTIVITIES.

     A.   Outside Interests.

          1. No Iridian Personnel shall accept employment outside the Adviser, part-time or otherwise, without first obtaining the written approval of the Management Committee. Furthermore, no Iridian Personnel may accept


CODE OF ETHICS AND CONDUCT              -8-
               a position as a director or officer of any corporation, public or private, or as a general partner of any partnership, or similar position with a similar entity (e.g., charitable organization, trust, limited liability company or limited partnership) without the prior approval of the Management Committee.

     B.   Outside Activities.

          1. Outside Persons. The Adviser understands that Iridian Personnel, in the course of performing their duties, will develop relationships in the investment community with others, including, but not limited to, corporate executives, securities analysts and research personnel, brokers and traders (collectively, "Outside Persons").

          2. Disclosure. On a quarterly basis, all Iridian Personnel must disclose to the Chief Compliance Officer any outside activity with any Outside Person which is paid for or sponsored by the Outside Person, setting forth the identity of the Outside Person and the relationship to the Adviser and Iridian Personnel, and the activity conducted. From time to time, the nature of any outside activity with an Outside Person will be reviewed and more specific policies and guidelines may be established.

          3. Prohibited Activities. While an occasional guest of an Outside Person at a meal or sporting event may be acceptable in certain circumstances, it would not be appropriate at any time to accept air fare, hotel or other accommodations, etc. from any Outside Person, or to accept personal gifts with a value of more than $100 in any calendar year from any single person or entity that does business with or on behalf of the Adviser. Usual or customary promotional items received from Outside Persons or food items consumed on the premises are not required to be reported.

VII. CONFIDENTIAL STATUS OF THE ADVISER'S PORTFOLIO

     The current portfolio positions of the Adviser must be kept confidential. If non-public information regarding the portfolio should become known to any Iridian Personnel, whether in the line of duty or otherwise, he or she should not reveal it to anyone unless it is properly part of his or her work to do so. If anyone is asked about the Adviser's portfolio or whether a security has been bought or sold, his or her reply should be that this is an improper question and that this answer does not mean that the Adviser has bought, sold or retained the particular security.

VIII. ENFORCEMENT AND PENALTIES

     The Chief Compliance Officer shall review each confirmation and brokerage statement describing Personal Securities Transactions by Iridian Personnel. The confirmations and


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brokerage statements shall be compared to the transactions of the Adviser. If a transaction appears to be in violation of the Code, the transaction will be reported to the Management Committee.

     If a Portfolio Manager executes a Personal Securities Transaction within seven calendar days before or after the execution of a trade in the same Security by the Adviser, and receives a price more favorable than that received by any Client, the Portfolio Manager will be required to make a charitable contribution to a charity selected by the Adviser in the amount of the aggregate price difference of the Personal Securities Transaction.

     Portfolio Managers or Investment Personnel who profit from a Short-Term Trade will be required to make a charitable contribution to a charity selected by the Adviser in the amount of the profit made.

     The Adviser may take additional action, as described below.

IX.  DUTIES AND POWERS OF THE ADVISER

     The Management Committee of the Adviser shall determine the appropriate response of the Adviser, taking into account all of the facts and circumstances of the apparent violation. If a violation has, in fact, occurred, the Management Committee shall, in its sole discretion, impose any one or more of the following penalties:

          1.   Letter of censure to the person or persons involved;

          2. Fines, in amounts to be determined by the Management Committee, to be paid by the person or persons involved;

          3.   Suspension of employment of the person or persons involved; or

          4.   Termination of employment of the person or persons involved.

     The Management Committee also may require such Iridian Personnel to resign from any Outside Interests, and to return to an Outside Person the value of the Outside Activity returned.

     The Management Committee also may impose any penalty it deems appropriate upon any person that has engaged in a course of conduct which, although in technical compliance with the Code, shows a pattern of abuse by that person of his or her fiduciary duties to Clients.


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                                 CODE OF CONDUCT

I.   INSIDER TRADING AND SECURITIES FRAUD ENFORCEMENT ACT PROCEDURES

     As a registered investment adviser under the Act, the Adviser must establish and implement procedures designed to prevent insider trading and securities fraud.

     As prescribed by the Code of Ethics, each Iridian Personnel is required to notify the Chief Compliance Officer of where his or her personal brokerage accounts are maintained. This is done when the Iridian Personnel is hired and when there is a change in this information. It is the responsibility of all Iridian Personnel to notify promptly the Chief Compliance Officer of any changes in his or her personal accounts.

     Personal accounts are any accounts in the name of Iridian Personnel and any accounts of family members in which the Iridian Personnel has a financial interest or for which the Iridian Personnel has a Beneficial Interest.

     Each Iridian Personnel is required to obtain prior approval on any transactions effected in his or her personal accounts as set forth in the preclearance procedures adopted by the Adviser.

     Trades effected in all personal accounts will be reviewed periodically. The purpose of these reviews will be to ensure that no violations of securities laws have occurred. In this regard, all Iridian Personnel should keep the following in mind when making personal investment decisions:

     o    Trading on inside information is illegal.

     o Trading based on knowledge that large orders will be executed for Clients (frontrunning) is considered manipulative and is illegal.

     If any Iridian Personnel believes that he or she is in possession of material inside information, he or she must notify the Chief Compliance Officer immediately.

II.  MEMORANDUM ON INSIDER TRADING

     This memorandum explains procedures adopted by the Adviser to prevent insider trading.

     READ IT CAREFULLY. INSIDER TRADING IS ILLEGAL AND PUNISHABLE BY FINES AND IMPRISONMENT.

     This memorandum explains the conduct prohibited by the law of insider trading. It is meant to be a guideline - as the law of insider trading develops, other activities may fall within the scope of the insider trading laws.


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

     Read this memorandum carefully. All Iridian Personnel will be asked to sign a statement affirming that he or she has read this Code and that he or she understands its contents and will abide by the procedures being established.

     New employees will be asked to sign such a statement at the time they join the Adviser. By signing this statement, each Iridian Personnel also affirms that he or she will maintain the confidentiality of information concerning the Adviser's trading and other activities of the Adviser and its Clients. If Iridian Personnel have any questions about what conduct is prohibited by the law of insider trading, contact the Chief Compliance Officer immediately.

     Ignorance of the law is no excuse.

     A. Trading by Iridian Personnel

     The Adviser has adopted procedures to ensure that Iridian Personnel do not trade on inside information.

     Iridian Personnel have been instructed to arrange for daily confirmations and monthly statements for all securities accounts to be sent to the Chief Compliance Officer. Whenever Iridian Personnel open new accounts, Iridian Personnel must arrange for the daily confirmations and monthly statements for these accounts to be sent to the Chief Compliance Officer. Employment of any Iridian Personnel may be terminated if it is determined that he or she has not complied with this procedure.

     In addition, Iridian Personnel must arrange for the daily confirmations and monthly statements for any account in which Iridian Personnel own an interest to be sent to the Chief Compliance Officer. Iridian Personnel may be deemed to own an interest in someone else's account if Iridian Personnel share in the profits earned in the other account have discretion over the account or have any other financial interest in the other account. Iridian Personnel should contact the Chief Compliance Officer if he or she has any questions about whether Iridian Personnel own an interest in someone else's account. Iridian Personnel must also arrange for the daily confirmations and monthly statements for the securities accounts of his or her spouse and children and other persons who live with Iridian Personnel to be sent to the Chief Compliance Officer.

     B. What To Do If You Learn Inside Information

     It is not illegal to learn inside information. It is only illegal to trade on such information. If any Iridian Personnel thinks that he or she may have learned inside information, he or she must contact immediately the Chief Compliance Officer or, in his absence, any member of the Management Committee. UNTIL YOU SPEAK WITH THE CHIEF COMPLIANCE OFFICER OR, IN HIS ABSENCE, ANY MEMBER OF THE MANAGEMENT COMMITTEE, DO NOT TRADE ON THE INFORMATION OR DISCUSS THE POSSIBLE INSIDE INFORMATION WITH ANY OTHER PERSON.


CODE OF ETHICS AND CONDUCT              -12-

     If the Chief Compliance Officer concludes that such Iridian Personnel may in fact have learned inside information, procedures will be established so that other Iridian Personnel do not learn the inside information.

     C. Investigations of Suspicious Trading

     It is possible that the Exchanges, the NASD and the SEC may request information from the Adviser concerning suspicious trading. Iridian Personnel may be asked to sign a sworn affidavit affirming that, at the time of such trading, he or she did not have any inside information about the securities in questions. Employment of such Iridian personnel may be terminated if he or she refuses to sign such an affidavit or cooperate with any such investigation. The Adviser may submit these affidavits to the SEC.

     D. The Adviser's Trading Activities Are Confidential

     It is the duty of each Iridian Personnel to maintain the confidentiality of information concerning the Adviser's trading. This confidential information includes the Adviser's and its Clients' securities positions, the timing and magnitude of trades, its trading plans and any internally prepared analysis of particular securities or of the markets. Iridian Personnel should take every practicable step you can to preserve the confidentiality of this confidential information. For example:

          1. Don't discuss confidential matters in elevators, hallways, restaurants, airplanes, taxicabs or any place where you can be overheard.

          2.   Don't gossip.

          3. Don't read confidential documents in public places or discard them where they can be retrieved by others.

          4. Don't carry confidential documents in elevators, hallways, etc., in an exposed manner.

          5. Beware of the carrying quality of conversations conducted on speaker telephones, in offices, on car or airplane telephones, on cellular phones, etc.

     Obviously, a list such as this can only be suggestive. It is the responsibility of each Iridian Personnel to take whatever practicable steps are appropriate to preserve the confidentiality of confidential information.

     The Adviser has a vital interest in the integrity of the securities markets. Insider trading destroys that integrity. The Adviser is committed to preventing insider trading and may terminate the employment of any Iridian Personnel who engages in this illegal practice.


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

     E. Conduct Prohibited by the Law of Insider Trading

     This section is intended to provide information and guidance concerning insider trading, which has become an enforcement priority of the Securities and Exchange Commission and the Department of Justice. THIS SECTION IS A GUIDELINE - AS THE LAW OF INSIDER TRADING DEVELOPS, OTHER ACTIVITIES MAY FALL WITHIN THE SCOPE OF THE INSIDER TRADING LAWS. If any Iridian Personnel does not understand the following summary or have any questions about the conduct prohibited by the law of insider trading, please contact the Chief Compliance Officer.

     1.   THE BASIC PRINCIPLE: Disclose or Refrain.

     Although insider trading law has become increasingly complex, the prohibition against insider trading is simple: if you are in possession of "inside" information you must either publicly disclose the information or refrain from trading. The essence of the prohibition against insider trading is this principle of "disclose refrain."

     2.   WHAT CONSTITUTES INSIDE INFORMATION.

     Since the disclose or refrain obligation applies only to "inside" information, it is important to recognize what constitutes "inside" information. Simply, it is information which is (i) material, (ii) non-public, and (iii) the use of which for trading purposes would create a breach of duty.

          (a) Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act. Several rules of thumb can be helpful in assessing whether information is material. First, information that, when disclosed, is likely to have a direct effect on a stock's price should be treated as material. Examples include information concerning impending tender offers, significant earnings swings and other major corporate events. Additionally, the decision to trade on non-public information can itself be evidence of the information's materiality.

          (b) Non-Public Information. Information is non-public when it has not been disseminated in a manner making it available to investors generally. Information is public once it has been publicly disseminated, such as when it is reported on the Dow Jones Broad Tape, and investors have had a reasonable time to react to the information. Once the information has become public, it may be traded on freely.

          (c) Disclosure Breaching a Duty. Generally, a violation of the insider trading prohibition occurs when a person violates a duty owed either to the person on the other side of the transaction or to a third party by trading on the information. This duty may take one of several forms,


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

               which include but are not limited to the following. As law of insider trading develops other activities may fall within the scope of the law.

               (i) Corporate Fiduciaries. Fiduciaries, such as corporate directors and officers, owe a duty not to use their positions to take advantage of the holders of the corporation's securities.

               (ii) Temporary Insiders. In addition to traditional insiders
                    (directors and officers), underwriters, accountants, lawyers and consultants, as well as other persons who have entered into special relationships of confidence with a corporation, are also considered to be insiders and come within the disclose or refrain prohibition.

               (iii) Relationship with the Market. Certain persons who enter into special obligations of trust and confidence with purchasers and sellers in the market are also considered insiders. These insiders include investment advisers, market makers and SEC employees.

               (iv) Misappropriation: Theft of Information. Virtually anyone - a financial printer, a newspaper reporter, or a non-attorney employed by a law firm - can become subject to the disclose or refrain prohibition merely by obtaining material non-public information by unlawful means or by lawfully obtaining such information and illegally converting it. In essence, the misappropriation theory prohibits a thief from profiting from stolen information.

               (v) Tippees. A tippee is a person who receives a "tip." He is considered an insider and subject to the disclose or refrain prohibition in two sets of circumstances.

                    1. Derivative Liability. Under derivative liability, a tippee essentially stands in the shoes of the insider for purposes of the insider trading prohibition. To be liable as a tippee there must be a breach of duty by the original insider in disclosing the information to the tippee and the tippee must know, or have reason to know, of this breach. The chain of tippee liability can extend from one tippee to another so long as each successive tippee is aware of the original violator's breach.

                    2. Liability Under Rule 14e-3. There is a special SEC rule relating to tippee liability for information relating to tender offers. Rule 14e-3 imposes the disclose or refrain prohibition upon any person, including a tippee, who is in


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

                         possession of material non-public information relating to a tender offer if (i) the bidder has taken a "substantial step" towards the commencement of a tender offer, and (ii) the person in possession of the information knows or has reason to know the information was acquired from the bidder, the target or their agents. Under this rule a duty does not have to be breached by the person providing the information for a tippee to be held liable. However, to be liable for insider trading, the tippee must be aware that the bidder, target or one of their agents is the ultimate source of the information.

     F.   Lawful Use Of Public Information

     Although insider trading is illegal, the federal securities laws permit a trader to make use of information that is publicly available. Also, the prohibition against insider trading does not punish sound market analysis and legitimate trading practices.

     For example, it is legal to use your superior skills in analyzing public information to make profitable trades. It also is legal to trade on market rumors if the source of the information is unknown and you have no reason to believe that the source is an insider.

     The law does not require that all traders in the market have equal access to all information. However, when a person breaches a duty by disclosing material non-public information, the law prohibits and severely punishes (civil and criminal remedies include disgorgement of profits, treble damages, fines and imprisonment) trading on that information.

     G.   Conclusion

     Insider trading is a serious matter and it is important to be able to recognize what constitutes impermissible trading. Again, if you have any doubt whether a particular practice is permissible consult with the Chief Compliance Officer as soon as possible and before you act.


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

                                  SCHEDULE A

                                  As of 7/24/00

Portfolio Managers:
------------------

David L. Cohen
Harold J. Levy

Investment Personnel:
--------------------

         Security Analysts:
         -----------------
         Michele Drasher
         Robert Thomas Zankel
         Caryn Seidman Becker
         Andrew L. Weinberg
         Vivien W. Liu

         Traders:
         -------
         Caroline B. Keenan
         Courtney McKenna
         Robert B. Shapiro

Management Committee:
--------------------

David L. Cohen
Harold J. Levy
Jeffrey M. Elliott
Alice B. Hicks

Chief Compliance Officer:
------------------------

Jeffrey M. Elliott




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